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                INPHYNET MEDICAL MANAGEMENT INC. AND SUBSIDIARIES
         EXHIBIT 11 - STATEMENT RE: COMPUTATION OF NET INCOME PER SHARE
                      (IN THOUSANDS, EXCEPT PER-SHARE DATA)




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
                                                          THREE MONTHS ENDED
                                                               MARCH 31,
                                                          ------------------
                                                          1997          1996
                                                          ----          ----

PRIMARY AND FULLY DILUTED

Weighted average shares outstanding                      16,260       15,718

Effect of dilutive stock options based on the
  treasury stock method                                     467          349
                                                        -------      -------
                                                         16,727       16,067
                                                        =======      =======

Net income                                              $ 3,290      $ 3,650
                                                        =======      =======

Net income per share amount                             $  0.20      $  0.23
                                                        =======      =======


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